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                                                                   EXHIBIT 10.20

                             COMPUTER MOTION, INC.
                              130-B CREMONA DRIVE
                            GOLETA, CALIFORNIA 93117

                                 June 17, 1997

Medtronic, Inc.
7000 Central Avenue, N.E.
Minneapolis, MN 55432

        Re: Conversion of Debenture

Gentlemen:

         This Letter Agreement is to document our agreement regarding conversion of the Secured Convertible Debenture dated March 19, 1997 (the "Debenture"). Pursuant to Section 6(c), the Debenture converts into shares of Computer Motion, Inc. ("CMI") Common Stock upon the execution of definitive agreements relating to Medtronic, Inc. ("Medtronic") acting as distributor and sales agent for certain of CMI's products. Such agreement was executed on May 28, 1997. As a result, we agree that all interest on the Debenture ceased accruing on such date and that the aggregate accrued interest is $73,918. Notwithstanding Section 6(c) of the Debenture regarding the conversion price, we hereby agree that the conversion price shall be $11.20 per share, and as a result, Medtronic Asset Management, Inc., a wholly-owned subsidiary and assignee of Medtronic, owns 363,743 shares of CMI Common Stock. The per share conversion price and number of shares owned by Medtronic are calculated assuming a 1.928-for-one reverse split of the CMI Common Stock; if such reverse stock split does not occur, such amounts shall be appropriately adjusted.

        In addition, we agree that, notwithstanding Section 8(a) of the Debenture, if on or before November 28, 1998 CMI completes an initial public offering of CMI Common Stock (an "IPO") at a per common share price less than $11.20, then Medtronic shall be entitled to receive additional shares of CMI Common Stock, without further consideration, so that the additional shares cause the quotient of (i) $4,073,918 divided by (ii) the sum of 363,743 plus such additional shares, to equal the IPO price.

        In addition, we agree that, notwithstanding Section 8(a) of the Debenture, if on or before November 28, 1998 CMI completes one or more private placements aggregating at least $3 million or more of equity securities of CMI (including debt, preferred stock or other instruments convertible into CMI Common Stock) at a weighted average per common share price less than $11.20, then Medtronic shall be entitled to receive additional shares of CMI Common Stock, without further consideration, so that the aggregate number of shares held by Medtronic with respect to the conversion of the Debenture equals the number of shares of Common Stock Medtronic would have received had it converted the Debenture at a conversion price equal to the weighted average private placement price.
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Medtronic, Inc.
June 17, 1997
Page 2

        If CMI does not complete an IPO or private placement described in the two preceding paragraphs by November 28, 1998, then CMI and Medtronic shall select a mutually agreeable investment banker to value CMI as of November 28, 1998 and determine the fair market value per share of the shares of Common Stock of CMI. If such fair market value is less than $11.20 per share, then Medtronic shall be entitled to receive additional shares of CMI Common Stock, without further consideration, so that the additional shares cause the quotient of (i) $4,073,918 divided by (ii) the sum of 363,743 plus such additional shares, to equal the fair market value as determined by such investment banker.

        In order to evidence your agreement, please execute the enclosed copy of this letter when indicated and return it to me.

Very truly yours,

/s/ GENE WANG
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Gene Wang
Chief Executive Officer
and President

Agreed to and accepted this
17th day of June, 1997

MEDTRONIC, INC.

By:  /s/ MICHAEL D. ELLWEIN
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Its: Vice President
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